Exhibit 99.1

BOLDFACE Group, Inc. Announces First Quarter 2014 Financial Results and Successful Launch of Kardashian Beauty™ Products in Australia

Santa Monica, CA, November 20, 2013 - BOLDFACE Group, Inc. (OTCQB: BLBK), a celebrity beauty licensing and branding company (“BOLDFACE” or the “Company”) founded by beauty industry veterans focused on top tier entertainment and designer brands for opportunities in the beauty, fragrance and personal care markets, is pleased to update its shareholders on the Company’s financial results and highlights for its first quarter 2014 ended September 30, 2013.

Highlights for the quarter and last twelve months ended (“LTM”) September 30, 2013 include:

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First quarter 2014 gross revenues of $1.552 million and net revenues of $1.269 million, compared to the Company having no revenues in the first quarter 2013. LTM gross and net revenues of $8.218 million and $6.600 million, respectively.

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First quarter 2014 gross profit of $0.512 million or 40% of net revenues, including $0.050 million of inventory reserves for future write-offs. Gross profit was depressed due to the associated costs with the re-labeling and rebranding of existing inventory to Kardashian Beauty™.

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GAAP net loss / (gain) of $0.791 million or $0.01 per fully diluted share for the quarter, including non-cash expenses of $0.209 million in stock-based compensation expense / shares issued for services and non-operating expense / (gain) including $(0.871) million for derivative liability gains.

•	Successful launch of our Kardashian Beauty™ products in Australian markets, including exclusive retailers MeccaMaxima and Kit Cosmetics.

To date, “Our holiday sales of Kardashian Beauty™ products have been incredibly strong with exclusive holiday items in Ulta Beauty and a diverse offering in CVS, Duane Reade, Fred Meyer, Meijer and many other of our retail partners,” said Nicole Ostoya, CEO of BOLDFACE, “The consumer reaction has been equally as strong as our social media following has shown a lot of love for our products.  Our results reflect an enthusiasm for Kardashian Beauty™ products and the current success of operational controls within the Company.  As we turn the corner to spring, we look forward to sharing new product concepts and new items to get that coveted Kardashian Beauty™ look.”

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing and branding company founded by beauty industry veterans Nicole Ostoya and Robin Coe-Hutshing. BOLDFACE currently sells cosmetics and beauty products under the Kardashian Beauty™ brand, and is in the process of developing fragrance and men’s grooming products by Mario Lopez and beauty and personal care products by UGLYDOLL™. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding, and the Company’s business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the United States Securities and Exchange Commission, including the Company’s Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

SOURCE: BOLDFACE Group, Inc.

Website: http://www.boldfacegroup.com

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